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                           EMMET, MARVIN & MARTIN, LLP
                               COUNSELLORS AT LAW

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                                  120 BROADWAY                       177 MADISON AVENUE
WRITER'S DIRECT DIAL                                            MORRISTOWN, NEW JERSEY 07960
                            NEW YORK, NEW YORK 10271                   (973) 538-5600
                                                                     FAX: (973) 538-6448
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                                 (212) 238-3000                   1351 WASHINGTON BOULEVARD
                                                                          2ND FLOOR
                                   ----------                 STAMFORD, CONNECTICUT 06902-4543
                               FAX: (212) 238-3100                     (203) 425-1400
                                                                     FAX: (203) 425-1410
                           http://www.emmetmarvin.com
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                                  April 7, 2004


Claymore Securities, Inc.
210 North Hale Street
Wheaton, Illinois 60187

The Bank of New York, As Trustee
101 Barclay Street
New York, New York 10286

Dear Sirs:

     We are acting as special New York tax counsel for purposes of determining the applicability of certain New York taxes in connection with that certain Reference Trust Agreement (the "Trust Agreement") dated as of today's date between Claymore Securities, Inc. as Depositor (the "Depositor" and The Bank of New York, as Trustee (the "Trustee"), establishing Claymore Securities Defined Portfolios, Series 173, Dow 10 Portfolio (2-year), 2nd Quarter 2004, Equity Dividend Income Portfolio (2-year), Series 6, Closed-End New York Municipal Portfolio, Series 1 (the "Trusts") and the execution by the Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trusts, as set forth in the prospectus, (the "Prospectus") included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trusts. As listed under "Trust Portfolio" in the Prospectus, the Trusts consist of stock in domestic or foreign corporations (the "Stocks") and interests in regulated investment companies qualified under Section 851 of the Internal Revenue Code of 1986 (the"Code"). For purposes of this opinion, it is assumed that the Stocks constitute equity for federal income tax purposes. The Stocks and the regulated investment companies held by the Trust shall be referred to as the "Securities". It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trusts, the Units or any interest, gains or losses in respect thereof.

     The Trustee did not participate in the selection of the Securities to be deposited in the Trusts, and, upon the receipt thereof, will cause the number of Units representing the

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entire capital of the Trusts to be deposited in the Depositor's account at The
Depository Trust Company, as more fully set forth in the Prospectus. The Units, which are represented by book entry positions, will be offered to the public upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trusts and with the proceeds from the disposition of securities held in the Trusts and the distribution of such payments and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Units representing an interest in the Trusts and administer the redemption of Units by such registered holders and may perform certain administrative functions with respect to an automatic reinvestment option.

     Generally, Securities held in the Trusts may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Trusts, such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

     Prior to the termination of the Trusts, the Trustee is empowered to sell Securities designated by the Depositor only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trusts, and under no circumstances may the proceeds of sale of any Securities held by the Trusts be used to purchase new Securities to be held therein.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

          The Regulations promulgated under Section 208 provide as follows:

          (b) The term CORPORATION includes . . . any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

                       ...

          (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or

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          trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9 A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax, BURRELL v. LYNCH, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept, 1948), ORDER RESETTLED, 274 A.D. 1073, 85 N.Y.S.2d 703 (3rd Dept. 1949).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. SEE ALSO FIBREBOARD ASBESTOS COMPENSATION TRUST (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)C and TSB-A-97(1)I, January 21, 1997.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities contained in the corpus of the Trusts and reinvest the proceeds therefrom. Further, the power to sell such Securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such Security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trusts liquidated subsequent to the termination of the Trusts. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trusts.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)C, New York Department of Taxation and Finance, June 23, 1978.

     By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of each of the Trusts in the proportion that the number of Units held by such holder bears to the total number of

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Units outstanding and the income of such Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     One of the Trusts (Closed-End New York Municipal Portfolio, Series 1) will hold certain mutual funds (the "RICs") qualifying as regulated investment companies under Code Section 851. We understand that the RICs invest primarily in obligations of the State of New York and subdivisions thereof which pay interest exempt from federal income taxation under Code Section 103. We also understand that the RICs will be paying exempt-interest dividends as that term is used in Code Section 852(b)(5).

     The New York State personal income tax (New York Tax Law Article 22) and the New York City personal income tax (New York City Administrative Code Article 11, Chapter 17) both begin their tax computations with federal adjusted gross income. New York Tax Law Section 612(b)(1) (the language of New York City Administrative Code Section 11-1712(b)(1) is virtually identical) provides that when computing New York adjusted gross income, a taxpayer shall add to federal adjusted gross income "interest income on obligations of any state other than this state." This is clarified by Section 112.2(a) of the New York State Personal Income Tax Regulations which requires the adding back of:

          Interest income on obligations of any state, other than New York State, or of a political subdivision of any such other state (including that part of an exempt-interest dividend, as described in 852(b)(5)(B) of the Internal Revenue Code, paid by a regulated investment company which is derived from any such obligations)....

     We understand that at least a portion of the exempt-interest dividends paid by the RICs will be treated as derived from New York obligations for purposes of
Section 612(b)(1) of the New York Tax Law and Section 11-1712(b)(1) of the New York City Administrative Code.

     We have not examined the RICs. We express no opinion as to the qualification of the RICs under Code Section 851, the qualification of any RIC dividend as an exempt-interest dividend under Code Section 852(b)(5), what portion, if any, of any exempt-interest dividend paid by the RICs is derived from New York municipal obligations, and whether any exempt-interest dividend would be tax exempt under the New York State or New York City personal income tax if paid directly to a Unit holder. Furthermore, we note that special rules may apply to the deductibility of interest if a Unit holder uses borrowed funds to purchase Units

     Based on the foregoing and on the opinion of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

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          1.   None of the Trusts will constitute an association taxable as a corporation under New York law, and, accordingly, none of the Trusts will be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

          2. The income for the Trusts will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

          3. Unit holders who are not residents of the State of New York are not subject to the income tax laws thereof with respect to any interest or gain derived from the Trusts or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

          4. Exempt-interest dividends within the meaning of Code Section 852(b)(5) paid by the RICs, to the extent that they would be exempt from New York State or New York City personal income tax if directly received by a Unit holder, will retain their tax-exempt status when received by the Closed-End New York Municipal Portfolio, Series 1 and distributed to such Unit holder.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                               Very truly yours,


                                               /s/ Emmet, Marvin & Martin, LLP

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